Exhibit 16.1

May 11, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Lux Amber, Corp. filed with the Securities and Exchange Commission on May 11, 2019. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Lux Amber, Corp.

/s/ Jimmy P. Lee, CPA P.C.
Jimmy P. Lee, CPA P.C.